Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 17, 2026, relating to the consolidated financial statements of TPG Inc. and subsidiaries (“TPG”) and the effectiveness of TPG’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of TPG for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Fort Worth, Texas

October 16, 2026